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                                                                    EXHIBIT 99.4
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                             MAGMA COPPER COMPANY
                            7400 North Oracle Road
                                   Suite 200
                             Tucson, Arizona 85704



                                           October 30, 1995


The Broken Hill Proprietary
  Company Limited
BHP Tower-Rourke Place
600 Rourke Street
Melbourne, Victoria 3000
Australia

Attention:  Mr. J.K. Ellis

Dear Sirs:

     You have requested information concerning Magma Copper Company (the "Company") in connection with a possible transaction with the Company or its shareholders. You will treat confidentially any information furnished to you by or on behalf of the Company (the "Evaluation Material"; provided, however, that the term "Evaluation Material" does not include, and your confidentiality obligations hereunder do not apply to, (i) information which was or becomes generally available on a non-confidential basis or (ii) has been independently acquired or developed by you without violating any of your obligations under this agreement).

     The Evaluation Material will be used solely for the purpose of evaluating possible transactions with the Company; provided, however, that you may disclose any Evaluation Material to your directors, officers, employees, agents, advisors, potential financing sources or affiliates who need to know such information for such purpose (it being understood that they shall be informed by you of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement).

     In the event that you are requested in any proceeding to disclose any Evaluation Material, you will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation
Material, you may disclose such information without liability hereunder; provided, however, that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request
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The Broken Hill Proprietary                                     October 30, 1995
  Company Limited
Page 2


and at the Company's expense, use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

     You hereby acknowledge that you are aware of the restrictions imposed by the United States securities laws on any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably forseeable that such person is likely to purchase or sell such securities in reliance upon such information.

     For a period of one year from the date hereof (the "Standstill Period") you and you affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will not (and you and they will not assist or, encourage others to), directly or indirectly, without the prior consent of the Company's Broad of Directors:

          (a) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company's assets or businesses or any securities by the Company, or any rights or options to acquire such ownership (including from a third party), or

          (b) seek or propose to influence or control the Company's management or the Company's policies (or request permission to do so), or

          (c) enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing (or request permission to do so).

If at any time during such period to the knowledge of any of your senior officers you are approached by any third party (other than unsolicited presentation by financial advisors seeking business and not retained by you) concerning your or their participation in a transaction involving the Company's assets or businesses or securities issued by the Company, you will promptly inform the Company of the nature of such contact and the parties thereto. Notwithstanding the foregoing, the terms of the first sentence of this paragraph shall not be applicable to the purchase and sale of any securities of the
Company by managers of any of your pension or other related employee benefit plans who have not received any of the Evaluation Material and who are acting as passive investors in the Company and shall not be applicable to ordinary brokerage or trading transactions by your financial advisors acting as a securities dealer or purchases by or for an institutional investor solely for investment purposes aggregating
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The Broken Hill Proprietary                                     October 30, 1995
  Company Limited
Page 3

less than 5% of the Company's outstanding voting securities or 10% of any issue of the Company's outstanding nonvoting securities.

     Notwithstanding the provisions of the foregoing paragraph, but without limiting your other obligations under this agreement:

     (a) The Standstill Period shall terminate if on or prior to November 30, 1995 the Company shall solicit or initiate the submission of any proposal or offer from any person (other than you or any of your affiliates) or encourage any person (other than you or any of your affiliates) to make any proposal or offer (which term shall not include the furnishing of any information to any person who makes an unsolicited proposal or offer) for an Acquisition Transaction (as defined below). As used herein, the term "Acquisition Transaction" shall mean the purchase of a majority of the Company's capital stock or all or substantially all of the assets of the Company, whether by purchase, merger, consolidation or similar transaction.

     (b) If prior to the expiration or termination of the Standstill Period (i) the Company enters into a definitive agreement providing for an Acquisition Transaction with a party other than you or your affiliates or (ii) a third party commences a tender or exchange offer for more than 50% of the Company's common stock and the Company's Board of Directors recommends that the Company's common stockholders tender their shares in such tender or exchange offer (any of the foregoing, an "Alternative Transaction"), the foregoing paragraph shall not be applicable with respect to any Acquisition Transaction proposed by you or your affiliates, provided that such proposed Acquisition Transaction provides for (i) the purchase of, or offer to purchase, all outstanding shares of common stock of the Company for cash, and (ii) a purchase price per share in excess of the price proposed to be paid and/or other value proposed to be received by the Company's common stockholders in the Alternative Transaction.

     Neither the Company nor you will, without the consent of the other, make any disclosure concerning the subject matter of the prior paragraphs, including that you are having or have had discussions with the Company, except as expressly provided in this agreement; provided that both the Company and you may make such disclosure if such disclosure is required in order to comply with law or stock exchange regulation.

     For one year from the date hereof, (i) neither the Company nor you will initiate contact (except for those contacts made in the ordinary course of business) with any officer or employee of the other party regarding the other party's business,


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The Broken Hill Proprietary                                     October 30, 1995
  Company Limited
Page 4

operations, prospectus or finances, except with the prior consent of the other party and (ii) neither the Company nor you will directly solicit for hire any person known to the other party to be employed by the other party in an executive capacity.

     Upon the Company's request you will either redeliver to the Company all copies of the Evaluation Material or, with the consent of the Company, destroy all memoranda, notes and other writings prepared by you or your directors, officers, employees, agents or affiliates based on the Evaluation Material. You understand that neither the Company nor any of its representatives or advisors makes any representation or warranty as to the accuracy or completeness of any Evaluation Material which may be furnished to you. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material.

     You agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your directors, officers, employees, agents or affiliates, and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive and to use your best efforts to cause your directors, officers, employees, agents or affiliates to waive, any requirements for the securing or posting of any bond in connection with such remedy.

     This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles or rules.

     During such time as the parties to this letter agreement are conducting negotiations relating to a possible transaction between the Company and you, the Company shall use reasonable efforts, consistent with the need to maintain confidentiality, to respond to your reasonable requests for due diligence information, which would not, among other things, result in unreasonable disruption of the Company's business. It is expressly understood that this letter does not constitute an agreement with respect to an Acquisition Transaction or other transaction, and does not obligate you or the Company to enter into any further discussions or agreement, and that the parties hereto may terminate negotiations at any time.
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The Broken Hill Proprietary                                     October 30, 1995
  Company Limited
Page 5

     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement which will constitute an agreement between you and the Company with respect to the matters set forth herein.

                                         Very truly yours,

                                         MAGMA COPPER COMPANY


                                         By: /s/ Donald J. Donahue
                                            -------------------------------
                                            Name:  Donald J. Donahue
                                            Title: Chairman of the Board
                                                     of Directors
Confirmed and Agreed to:

THE BROKEN HILL PROPRIETARY
  COMPANY LIMITED


By: /s/ Jeremy K. Ellis
   ----------------------
   Name:  Jeremy K. Ellis
   Title: General Executive Manager

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                               November 30, 1995


The Broken Hill Proprietary
  Company Limited
BHP Tower-Bourke Place
600 Bourke Street
Melbourne, Victoria 3000
Australia

Attention:  Mr. J.K. Ellis

Dear Sirs:

     Reference is made to the (i) Letter, dated October 30, 1995, (as amended hereby, the "Confidentiality Agreement") between Magma Copper Company and The Broken Hill Proprietary Company Limited ("BHP"), and (ii) Agreement and Plan of Merger, dated as of November 30, 1995, among the Company, BHP and certain of its subsidiaries (the "Merger Agreement"). Capitalized terms used herein without definition have the meanings attributed to them in the Confidentiality Agreement.

     The sixth paragraph of the Confidentiality Agreement is hereby amended to add the following clause (c):

     "(c) If prior to the expiration or termination of the Standstill Period, the Agreement and Plan of Merger, dated as of November 30, 1995, among the Company,
     BHP and certain of its subsidiaries (the "Merger Agreement") shall have been terminated without an
     Offer having been consummated, and a third party
     makes a proposal relating to an Acquisition
     Transaction, then notwithstanding clause (b) above,
     the foregoing paragraph relating to the Standstill Period shall not be applicable with respect to any Acquisition Transaction proposed by you or your affiliates, provided such Acquisition Transaction is
                 --------
     at least the equivalent of such third party's proposal. Capitalized terms used in this paragraph (c) and not otherwise defined in this Confidentiality Agreement shall have the meanings attributed to them in the Merger Agreement."
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The Broken Hill Proprietary
  Company Limited
November 30, 1995
Page 2

     This amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles or rules.

     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this amendment which will constitute an agreement between you and the Company with respect to the matters set forth herein.

                                         Very truly yours,

                                         Magma Copper Company


                                         By  /s/ Donald J. Donahue
                                             -----------------------
                                             Name:  Donald J. Donahue
                                             Title: Chairman of the Board
                                                      of Directors

Confirmed and
Agreed to:

The Broken Hill Proprietary
  Company Limited


By: /s/ Graeme McGregor
    ----------------------
    Name:  Graeme McGregor
    Title: Executive General Manager